Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Form S-8	No. 333-127593	Kona Grill, Inc. 2005 Employee Stock Purchase Plan
(2)	Form S-8	No. 333-127594	Kona Grill, Inc. 2005 Stock Award Plan
(3)	Form S-8	No. 333-127596	Kona Grill, Inc. 2002 Stock Plan
(4)	From S-8	No. 333-187314	Kona Grill, Inc. 2012 Stock Award Plan
(5)	Form S-8	No. 333-206069	Kona Grill, Inc. Amended and Restated 2012 Stock Award Plan
(6)	Form S-3	No. 333-196039	Registration Statement of Kona Grill, Inc.

of our report dated March 22, 2018, with respect to the consolidated financial statements of Kona Grill, Inc. included in this Annual Report (Form 10-K) of Kona Grill, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Phoenix, Arizona

March 22, 2018